Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (“Agreement”), effective as of January 1, 2013 (“Effective Date”) is made by and between Synthesis Energy Systems, Inc., a corporation organized and existing under the laws of the state of Delaware, U.S.A. (“SES”), and Crystal Vision Energy Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (“CVE”).

GENERAL TERMS AND CONDITIONS

SES and CVE originally entered into a Consulting Services Agreement effective as of April 1, 2012 (the “Prior Agreement”) which this agreement replaces in its entirety.

In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1	ENGAGEMENT

SES hereby engages CVE as its non-exclusive consultant during the Term for the purpose of providing the Services as set forth below.

2	SCOPE OF SERVICES

2.1	CVE shall perform the services set out in Schedule 1 (the “Services”) during the Term.

2.2	In performing the Services, CVE shall act in the best interests of SES and shall not, without the prior written consent of SES, take any action that would lead to any actual or potential liability of SES or any of its Affiliates. For clarity, CVE shall not, and does not have authority to, enter into any oral or written agreement on behalf of SES or any of its Affiliates without prior written approval from SES. For the avoidance of doubt, SES acknowledges and agrees that CVE may concurrently act for or represent entities related to the Xing Jin Energy Group Company Limited from Inner Mongolia of China (“Xing Jin”) in bringing an investment of Capital into SES or its Affiliates and CVE may be separately remunerated by Xing Jin as a result.

3	REMUNERATION AND REIMBURSEMENT

3.1	Services Fee—Subject to this Clause, CVE shall be entitled to a monthly fee of $150,000 for the performance of the Services (the “Services Fee”), of which $100,000 shall be paid in cash and the balance of $50,000 shall be paid by the issuance of shares of the common stock of SES based on a per share price equal to the volume weighted average common stock price of SES on the NASDAQ Stock Market during the month preceding the month in which the applicable Services are provided. The cash portion of the Services Fee shall be paid in cash on the last business day of each calendar month during the Term and the share portion of the Services Fee shall be issued and delivered to CVE on the last business day of each quarter during the Term. No later than 15 calendar days prior to the date on which each monthly installment of the Services Fee is due, CVE shall provide an invoice to SES providing a description of the Services provided during that month.

As part of the remuneration for the Services provided, SES shall grant to CVE warrants to purchase shares of the common stock of SES in accordance with the terms and conditions set out in Schedule 2 (the “Incentive Warrants”).

3.2	Capital Success Fee and Incentive Shares for Capital raised—Except as noted in Clause 3.3 and Clause 4.3, for any Capital raised by CVE for SES or for SES China during the Term or within one year thereafter (the “Tail”), SES shall:

(a)	pay, or cause to be paid, to CVE the Capital Success Fee; and

(b)	issue to CVE the Incentive Shares,

each of which shall be paid or issued within 30 calendar days of the financial closing of any such investment of Capital provided that the Board of Directors of SES (the “SES Board”) shall have approved in advance of the raising of such Capital and the terms and conditions of it.

Notwithstanding anything to the contrary in this Clause 3.2, during the Term of this Agreement, SES shall only be required to pay a Capital Success Fee and issue the Incentive Shares to CVE for Capital raised by CVE as contemplated by this Clause 3.2 from third parties which were listed on Schedule 4. After the termination of the Agreement, SES shall only be required to pay a Capital Success Fee and issue the Incentive Shares to CVE for Capital raised by CVE as contemplated by this Clause 3.2 from third parties which will be listed on Schedule 5 by SES and CVE in good faith within five business days of the termination of this Agreement.

For the avoidance of doubt, Clause 3.3, and not this Clause 3.2, shall apply to any Capital raised by CVE as part of the Services from a direct investment by Yima Coal Industry Group Co., Ltd. or its Affiliates (collectively “Yima”), and not an investment by Yima through Zhongjixuan Investment Management Company Ltd. or its affiliates.

3.3	Yima funding—Except as noted in Clause 4.3, for any Capital raised by CVE for SES for use in China or by SES China as part of the Services from Yima during the Term or within one year of its termination, SES shall issue to CVE the Incentive Shares within 30 calendar days of the financial closing of any such investment of Capital. Notwithstanding anything to the contrary in this Clause 3.3, SES shall only be required to issue the Incentive Shares to CVE for Capital raised from Yima as contemplated by this Clause 3.3 during the Term or within one year thereafter as a result of the provision of the Services by CVE pursuant to this Agreement.

SIP funding —Except as noted in Clause 4.3, if, during the Term or within one year of its termination, if SES or SES China is successful in the establishment of a JV with a SIP for SES or SES China where the JV has been brought about in compliance with Schedule 3, CVE shall receive from SES the Carried Interest Amount. CVE’s Carried Interest Amount shall be a passive holding and, unless otherwise agreed with SES, CVE must agree:

(i) if their Carried Interest Amount is in the form of voting equity, to vote their equity as SES votes its equity on all issues;

(ii) to its equity being required to be sold or transferred in the same manner as SES’ equity interest; and

(iii) to its equity carrying a tag right or being subject to a drag right in the same manner as SES’ equity interest.

CVE shall not be entitled to separate board representation from that of SES as a result of its Carried Interest Amount. SES shall be authorized to negotiate the terms of any shareholders’ or joint venture agreement on behalf of CVE for its Carried Interest Amount on the basis of the preceding principles and CVE must execute any such agreement reflecting such principles as a condition of receiving such Carried Interest Amount. For the avoidance of doubt, the investment by a SIP in SES China shall not constitute the establishment of a JV under this Clause 3.3 and CVE shall not be entitled to a Carried Interest Amount with respect thereto.

Notwithstanding anything to the contrary in this Clause 3.3, after the termination of this Agreement, CVE shall only be entitled to receive the Carried Interest Amount as contemplated by this Clause 3.3 as a result of JVs formed with SIPs jointly agreed upon in writing (in the form attached hereto as Schedule 5) by SES and CVE in good faith within three days of the termination of this Agreement.

3.4	Business Expense Reimbursement—Subject to CVE complying with the policies of SES regarding the reimbursement of business expenses as in effect from time to time during the Term, SES shall reimburse CVE for business expenses incurred on behalf of SES from time to time for the purpose of providing the engagement services described in Schedule 1 and CVE shall account to SES for all such expenses. Notwithstanding anything to the contrary in this Clause 3.4, SES shall (i) reimburse CVE for business class travel, and (ii) only reimburse CVE for unusual business expenses if they are approved in writing by the SES Board or Chief Executive Officer of SES (the “SES CEO”), in their sole discretion, prior to CVE incurring such expenses. For the avoidance of doubt, SES will not be obliged to reimburse any legal expenses incurred by CVE without prior approval thereof in accordance with this Clause 3.4.

3.5	As used herein, the following terms have the meanings ascribed thereto below:

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, with the terms “control” and “controlled” meaning for purposes of this definition, the possession, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of such Person or the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

“Capital” means the amount of equity, debt and/or technology access or license fees paid to SES, SES China or their respective Affiliates from any third party that (a) shall be jointly agreed upon in writing (in the form attached hereto as Schedule 4 or 5, as applicable) by SES and CVE in good faith prior to CVE contacting such third party and (b) actually invests Capital in or pays Capital to SES, SES China or their respective Affiliates. For the avoidance of doubt, the China Services Funding is not “Capital.”

“Capital Funding Date” means the date when either the China Services Funding or any Capital that is raised for SES for use in China or any Capital that is raised for SES China is received by SES, SES China or their respective Affiliates.

“Capital Success Fee” means a success fee in cash equal to 2% of the amount of Capital raised provided that SES and CVE may through mutually agreement, pay such Capital Success Fee by way of shares of SES common stock instead on terms to be agreed upon by CVE or SES prior to the Capital Funding Date for such transaction.

“Carried Interest Amount” means an equity interest equal to 2% of SES’ equity interests in the JV (if SES or SES China holds a minority interest, or less than a 50% interest, in the JV) or 4% of SES’ equity interests in the JV (if SES or SES China holds a majority interest in the JV). Such interest must carry the same economic interest per share as shares held by SES but need not carry any voting rights.

“Incentive Shares” means:

(a) where the Capital raised is raised by way of investment in SES or an Affiliate of SES other than the SES China, a number of shares of the common stock of SES equal to 2% of the amount of Capital raised, based on a per share price equal to the higher of:

(i) $1.00; and

(ii) the volume weighted average common stock closing price of SES on the NASDAQ Stock Market over the three months prior to the date of the financial closing of any investment of Capital; and

(b) where the Capital raised is raised by way of investment in SES China, a number of shares of common stock in SES China equal to 2% of the amount of Capital raised based on a per share price equal to the implied per share price in the investment.

“JV” has the meaning given to such term in Schedule 3 hereto.

“Person” means an individual, partnership (general, limited or limited liability), corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture, and other entity.

“SIP” has the meaning given to such term in Schedule 3 hereto.

“SES China” means the Chinese, Hong Kong or other holding company to be established by SES to execute its China strategy, and prior to the formation of such entity, means the SES business platform to further develop its business in China.

“Term” means the period commencing on the Effective Date and ending on 31 December 2014, inclusive of each such date, together with any extended period that may be agreed by the parties under this Agreement.

3.6	All amounts to be paid pursuant to this Agreement shall be paid in U.S. Dollars and unless otherwise expressly provided in this Agreement all references to “$” or “dollars” shall be deemed to be references to U.S. Dollars.

4	TERM AND TERMINATION

4.1	This Agreement shall commence on the Effective Date and remain effective unless terminated as provide herein. Either SES or CVE may terminate this Agreement for any reason by giving 30 days written notice to the other party at any time on or after 30 November 2013.

4.2	In the event that funding of Capital of at least $15,000,000 (raised for investment either directly into SES China or into SES, but to be used for SES China business) through the services of CVE as outlined in Schedule 4 has not been approved by the SES Board of Directors by June 30, 2013, SES shall have the right to serve a written notice to CVE to request a review of the scope of the Services for the remainder of the Term (a “Notice to Review”). Upon being served a Notice to Review, CVE shall have 30 days to provide funding of Capital to SES in an amount between $300,000 and $1,000,000 and on the terms and conditions set out in Schedule 6 (the “China Services Funding”). In the event the China Services Funding is provided by CVE or its nominee within such 30 day period, the scope of the Services for the remainder of the Term shall remain unchanged.

During the 30 day period specified in Section 4.2, CVE will (a) use its reasonable best efforts to assist SES to hire the SESC MD (as defined in Schedule 1) as the chief executive officer of SES China and (b) negotiate with SES a revised scope of the Services, including the secondment of the SES MD. If SES succeeds in hiring such SESC MD, then the cash portion of the Services Fee will be immediately reduced from $100,000 to $50,000 for the remainder of the Term.

In the event that, within such 30 day period, (i) CVE or its nominee fails to provide the China Services Funding, (ii) SES fails to hire the SESC MD as the chief executive officer of SES China or (iii) CVE and SES are unable to mutually agree on the scope of the Services going forward, then (1) the cash portion of the Services Fee shall immediately be changed so that only $50,000 is payable in cash on a monthly basis and the remaining $50,000 will be accrued on a monthly basis until the Capital Funding Date, at which time the entire accrued balance shall be paid in full, and (2) the CVE principals, Colin Tam assisted by Samson Ng, will use their reasonable best efforts to assume the duties of the SESC MD and the secondment of CVE’s representative in acting as the SESC MD will terminate immediately with no further action required by SES.

In addition, after the Capital Funding Date, the cash portion of the Services Fee shall be $100,000 and payable in cash for all periods subsequent to the Capital Funding Date.

For the avoidance of doubt, all other terms of the Agreement shall remain unchanged during the Term.

4.3	Clauses 3, 5, 6, 9, 10, 11, 14, 17, 18 and 19 and all Schedules shall survive the termination of this Agreement. Notwithstanding this, SES may terminate this Agreement for Cause at any time without further obligations on the part of SES to CVE pursuant to Clause 3.

For purposes of this Agreement, “Cause” means any of one of the following: (i) CVE or the SESC MD breaches Clauses 5 or 13, (ii) the conviction (or plea of nolo contendere or equivalent plea) of a felony by CVE or the SESC MD (which, through lapse of time or otherwise, is not subject to appeal) (iii) CVE or the SESC MD commits fraud, intentional misconduct or gross negligence while providing the Services or fulfilling its obligations under this Agreement, (iv) an act of personal dishonesty taken by CVE or the SESC MD that was intended to result in personal enrichment of CVE or the SESC MD at the expense of SES or SES China, (v) CVE otherwise materially breaches any provision of this Agreement or (vi) any representation made by CVE in this Agreement proves to be materially inaccurate.

5	COMPLIANCE WITH LAWS AND POLICIES

CVE and its principals, employees, agents and representatives (including without limitation, the SESC MD) shall:

(i) at all times act in a professional manner; and

(ii) comply with all laws, statutes, regulations, rules, ordinances, orders and all other applicable legal requirements including, but not limited to, the U.S. Foreign Corrupt Practices Act, all U.S. securities laws and regulations and the laws of the People’s Republic of China.

CVE shall obtain and maintain all licenses and permits required to perform its duties hereunder wherever applicable. CVE further agrees, on behalf of itself and its principals, employees, agents and representatives (including without limitation, the SESC MD) to execute and comply at all times during the term of this Agreement with all applicable policies, rules and regulations of SES which have been communicated to CVE with the provision of a written copy to CVE, including, without limitation, its Foreign Corrupt Practices Act Policy, its Insider Trading Policy and its Code of Business and Ethical Conduct, as each is in effect from time to time during the term of this Agreement.

6	NO AGENCY

CVE agrees that for all purposes, including without limitation the payment of social security, withholding and all other taxes which any state, federal or international law may impose, its relationship with SES shall be that of an independent contractor and this Agreement does not constitute CVE as an employee, partner, representative, servant or agent of SES or any of its Affiliates for any purpose whatsoever. CVE shall be solely responsible for all costs associated with its employees, including any salaries, wages, benefits, taxes and similar amounts. In the performance of the Services, CVE shall not be, and shall not hold itself out to be, an employee, partner, servant or agent of SES or its Affiliates and shall have no authority to legally bind SES unless expressly authorized to do so in writing by an authorized executive officer of SES.

7	ASSIGNMENT

This Agreement is personal to the parties and the rights and obligations of the parties hereunder and shall not be assigned or sub-assigned in whole or in part by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, SES shall have the right to assign this Agreement to any Affiliate of SES, provided that such assignment shall not relieve SES of its obligations hereunder.

8	MODIFICATION

Except as otherwise provided herein, this Agreement shall not be amended or supplemented except by an instrument in writing executed on behalf of both parties by their duly authorized representatives.

9	CONFIDENTIALITY

The parties acknowledge and agree that the Confidentiality Agreement between SES and Crystal Vision Group Limited, an Affiliate of CVE, dated June 14, 2011 (the “Confidentiality Agreement”) remains in full force and effect and applies to the parties hereto and all transactions and Services contemplated by this Agreement are subject to the terms and conditions of such Confidentiality Agreement.

10	WAIVER

No failure on the part of a party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11	INDEMNIFICATION

11.1	SES shall indemnify CVE, its directors, officers and employees against any actual losses, damages, liabilities and expenses (“Claims”) incurred by CVE as a result of the fraud, intentional misconduct, gross negligence or material breach of any provision of this Agreement by SES or of anyone acting on SES’ behalf, provided, however, that CVE:

(a)	shall give written notice to SES of any proceeding brought, or any Claim asserted or threatened, against CVE for which an indemnity may be sought hereunder as soon as practicable together with all facts and circumstances in reasonable detail of such proceeding and/or Claims,

(b)	shall provide SES with the entire documentation in connection with such Claims,

(c)	upon the written request of SES shall undertake any reasonable actions (and at the sole cost of SES) necessary and appropriate to enable SES’ participation in the defence of any such Claims, and

(d)	shall offer to SES the option to assume the defence of any third party claim or proceeding for which indemnification would be required by SES hereunder.

CVE agrees to reasonably defend any third party claim or proceeding brought against CVE in connection with this Agreement. In the event that CVE reaches an agreement with the third party making the Claim without the prior written agreement of SES, SES shall not be liable to indemnify CVE in accordance with the Agreement.

11.2	CVE shall indemnify SES, its Affiliates, directors, officers and employees against any Claims incurred by SES as a result of the fraud, intentional misconduct, gross negligence or material breach of any provision of this Agreement by CVE, its representatives or its secondees to SES under this Agreement or of anyone acting on CVE’s behalf, provided, however, that SES:

(a)	shall give written notice to CVE of any proceeding brought, or any Claim asserted or threatened, against CVE for which an indemnity may be sought hereunder as soon as practicable together with all facts and circumstances in reasonable detail of such proceeding and/or Claims,

(b)	shall provide CVE with the entire documentation in connection with such Claims, and

(c)	upon the written request of CVE shall undertake any reasonable actions (and at the sole cost of CVE) necessary and appropriate to enable CVE’s participation in the defense of any such Claims.

(d)	shall offer to CVE the option to assume the defence of any third party claim or proceeding for which indemnification would be required by CVE hereunder.

SES agrees to reasonably defend any third party claim or proceeding brought against SES in connection with this Agreement. In the event that SES reaches an agreement with the third party making the Claim without the prior written agreement of CVE, CVE shall not be liable to indemnify SES in accordance with the Agreement.

12	ACCESS TO INFORMATION

SES shall provide such access to its information and property as may be reasonably required in order to permit CVE to perform its obligations hereunder. Notwithstanding this, neither SES nor any of its Affiliates or representatives have made or make any representation or warranty as to the accuracy or completeness of such information. CVE further agrees that neither SES nor its Affiliates or representatives shall have any liability to CVE or any of its representatives resulting from the use of such information.

13	COVENANTS

During the term of this Agreement without the prior written consent of SES, CVE shall not:

(a)	engage in any activities that are adverse to SES’s interests or business; and

(b)	solicit for employment or employ any officer, director or other employee of SES or its Affiliates.

In addition, CVE acknowledges and agrees that during the term of this Agreement neither CVE nor any of its Affiliates or representatives shall, without the prior written consent of the SES Board or as expressly authorized by the SES China business plan (to be adopted as contemplated by Schedule 1), directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any merger or other business combination or tender or exchange offer involving SES or any of its subsidiaries; or (ii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to SES or any of its subsidiaries; (b) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of SES; (c) have any discussions or enter into any arrangements, understandings or agreements (oral or written) with, or advise, finance, assist or actively encourage, any third party with respect to any of the matters set forth in this Clause, or make any investment in any other person that engages, or offers or proposes to engage, in any of such matters (it being understood that, without limiting the generality of the foregoing, neither CVE nor any of its Affiliates or representatives shall be permitted to act as a joint bidder or co-bidder with any other person with respect to SES); (d) take any action which might cause or require SES or CVE to make a public announcement regarding any of the types of matters set forth in this paragraph; or (e) disclose any intention, plan or arrangement relating to any of the foregoing.

14	ENTIRE AGREEMENT

This Agreement and the Confidentiality Agreement constitute the entire understanding and agreement between the parties. This Agreement and the Confidentiality Agreement supersede any and all previous agreement, negotiation, and understandings, written or oral, between the parties or its affiliates and binds and inures to the benefit of the parties, their successors and assigns. The parties specifically acknowledge and agree that the Prior Agreement is of no further force and effect.

15	SEVERABILITY

If for any reason any provision of this Agreement is held to be invalid, illegal or unenforceable, such provision shall be modified to the minimum extent necessary to make such provision consistent with applicable law and the original intent of the parties and the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

16	NOTICES

All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or requests or consents under, this Agreement) shall be given or made in writing delivered to the party at its address specified on the signature page hereof, or, at such other address as shall be designated by such party in a written notice to the other party. Except as otherwise provided in this Agreement such communications shall be deemed to have been duly given when transmitted by facsimile or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

17	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to any conflicts of laws principles that would cause this Agreement to be interpreted by the laws of any other jurisdiction.

18	DISPUTES

Any disputes, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration in the Hong Kong International Arbitration Centre (the “HKIAC”) and in accordance with the UNCITRAL Arbitration Rules as at present in force and may be amended by the rest of this Clause. The arbitration shall be conducted in the English language before a panel of three arbitrators, one chosen by each of the parties and the third chosen by the initial two arbitrators. If the initial two arbitrators cannot agree on the identity of the third arbitrator, the third arbitrator shall be determined by the HKIAC. The decision of the arbitrators, rendered in writing, shall be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction. Each party shall bear its own costs of the arbitration with the arbitrator’s fees to be borne equally by the parties.

19	INCORPORATION BY REFERENCE

All schedules attached hereto are hereby incorporated in this Agreement by reference and made a part hereof.

20	COUNTERPARTS

This Agreement may be signed in counterparts, and they shall have the same force and effect as though all of the signatories had signed a single signature page.

[Next Page is Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date(s) set for the below.

Synthesis Energy Systems, Inc.	Crystal Vision Energy Limited

Name: Robert Rigdon	Name: Colin Tam

Title: Chief Executive Officer	Title: Executive Chairman

Address for Notices:	Address for Notices:

Three Riverway, Suite 300 Houston, Texas 77056	6507, 65th floor, The Center 99 Queen’s Road Central Hong Kong SAR

Facsimile: 713-579-0610

Attention: Chief Executive Officer	Attention: Chief Executive Officer

Date:	Date:

Schedule 1 – Services

Provide strategic, executive leadership and management services to perform the items identified on this Schedule 1. CVE must provide reasonable evidence that this Schedule has been complied with upon the reasonable request by the SES Board or the SES CEO and must use commercially reasonable efforts to promptly provide to the SES Board or the SES CEO all such access, information and documentation relating to the Services or to the China business or activities the subject of the Services as may be reasonably requested by them.

1.	SES and CVE have formed a steering committee for SES China with three SES representatives—NAME, NAME,NAME and two CVE representatives—Colin Tam and Samson Ng. Upon the formation of a separate holding company to be established by SES to execute its SES China strategy, the aforesaid steering committee shall, upon the approval of the SES Board, be converted into and constitute the initial board of directors of such entity (the “Committee” or “SESC Board”). CVE will assist SES in establishing such holding company as soon as possible in accordance with the direction from the SES CEO and SES Board.

The Committee reports directly to the SES CEO and will provide strategic direction to and make decisions regarding SES’ business in China in accordance with the delegation of authority from the SES CEO and SES Board.

The representation of SES in the Committee may be changed from time to time at the sole discretion of SES

Colin Tam shall be appointed the executive chairman of the Committee unless and until removed by SES in its sole discretion.

CVE will provide further support in the performance of its responsibilities under this Agreement, including through the provision of representatives to the Committee as set out above. For the avoidance of doubts, CVE and the SESC MD will generally advise and consult with the Company on such matters as specifically requested by the SES CEO and the SES Board.

2.	During the Term, Colin Tam will serve as the executive chairman of SES China to provide direction and guidance to the SES China management team for ongoing business operations, lead the completion of Capital raising for SES China as described herein in order to successfully complete the establishment and capitalization of SES China. Colin Tam and/or Samson Ng of CVE will be available to the SES China team as would be reasonably expected of an executive Chairman and will second a full time Managing Director to SES China as described in paragraph 3 of this Schedule 1.

3.	During the Term, CVE shall second a qualified representative reasonably acceptable to SES to act as the full time managing director of SES China (“SESC MD”) working from SES China office in Shanghai. The SESC MD shall be a full time position providing 100% executive leadership coverage to SES China during normal business hours.

The SESC MD appointed as of the Effective Date shall serve until a) the expiry or termination of the Term; or b) the direct employment of the SESC MD by SES or SES China; or c) the removal of the SESC MD for Cause by SES. In the event that the SESC MD is removed for Cause, CVE shall provide a replacement who is reasonably acceptable to SES, in its sole discretion, as soon as practicable while maintaining 100% executive leadership coverage to SES China before such replacement is identified. The SESC MD as of the Effective Date shall be Stephen Chow.

The SESC MD shall report to the Committee and, upon completion of establishment of SES China as described in Schedule 1 paragraph 1, the SESC MD would report to the SESC Board. The delegation to and authority of the SESC MD will at all times be subject to the direction of the SES CEO and board of directors which may vary such delegation and authority or the tasks to be performed as it sees fit and as advised from time to time in writing.

4.	Additionally, CVE will engage other members of the CVE organization as CVE deems necessary to complete the Services and Capital raising. Such members may include but not be limited to Samson Ng – executive leadership and commercial contracts; Alex Hui – financial analysis; Peter Yung – operations specialist; John Tang – technical specialist; Hazel Shao – business development

CVE shall be responsible for and may not claim against SES for all salary, expenses, taxes, pension payments or other amounts payable for its consultants and secondees (including the SESC MD while holding that position) and indemnifies SES and its Affiliates from any claims in relation thereto.

5.	CVE will, under the direction of the SES CEO, through the SESC Board and the SESC MD, use its reasonable best efforts to lead, manage and implement the following specific tasks:

5.1.	full capitalization of SES China with a target amount of approximately $100 million raised across the first year of the engagement with at least $15 million targeted to be raised prior to May 2013;

5.2.	develop and acquire investment opportunities that will deliver near term earnings and longer term value creation for which funds raised by CVE would be invested during the term . Such investment opportunities would include those that would generate earnings for SES China within the first year of the term;

5.3.	develop the SES China business plan and budget for FY2014+3 and submit preliminary plan and budget to SES CEO for review by May 31, 2013 and final plan to Board for FY2014+3 plan and budget approval.

5.4.	complete commercial restructuring and return the ZZ Joint Venture project to cash positive operations in FY2013;

5.5.	develop the long term solution for ZZ JV in accordance with the directions of the SES Board;

5.6.	oversee Yima JV Project commissioning and startup. Lead and manage the completion of the Yima Phase 1 project start up to achieve commercial scale methanol production in FY2013. Emphasize safety, speed to market for the MeOH product and achieve overall financial results. Maintain a healthy and friendly business relationship with Yima key leaders such as Chairman Wu and Director Li;

5.7.	implement a third party expert team to ensure Yima project’s operational success;

5.8.	lead the team through a successful performance acceptance of the SES gasification systems;

5.9.	secure damage payment from Yima as per Yima’s earlier agreement to pay SES interest on SES investment for delays due to Yima starting June 30, 2012.

5.10.	lead an organizational assessment and restructuring of SES China to establish an efficient effective and highly skilled team;

5.11.	lead and manage the launch of various licensing activities, including the ammonia retrofit initiative with Zhonghuan Engineering (ZEP), the formation of the related joint venture and securing the launch project, finalizing the joint venture business plan as well as managing SES’ role in implementing the business;

5.12.	secure the first paid technology license and equipment sale from China;

5.13.	issue a monthly progress report to the SES CEO and the SES Board which is due to the SES CEO three business days prior to each end of month period;

5.14.	hold regular weekly progress calls with the SES CEO at a recurring date and time to be mutually agreed.

6.	Allow SES China reasonable access to CVE’s Beijing office for SES related China business to meet the reasonable business requirements of SES China, including without limitation the establishment of a branch office of SES China in Beijing and the provision of work stations and office administrative support for up to two business development staff of SES China in CVE’s Beijing Office.

7.	Allow SES China reasonable access to CVE’s Hong Kong office for SES China related business to meet the reasonable business requirements of SES China, including without the limitation the provision of an office and office administrative support for the Chief Technology Officer of SES in CVE’s Hong Kong office.

8.	Assist SES in its global business development activities by a) identifying an individual to be hired by SES to head up the business development activities of SES in Asia; b) providing reasonable senior management support to such person in his business development activities in Asia; and c) provide such person reasonable access to CVE’s Hong Kong office

9.	The Committee will meet monthly face to face for the first six months of the term and thereafter monthly via teleconference and no less than quarterly face to face.

10.	The Committee will:

10.1.	Monitor progress against the China business plan and budget

10.2.	Make recommendations to the SES CEO and the SES Board to ensure successful implementation of the China business plan

10.3.	Make recommendations to the SES CEO and the SES Board related to new value accretive opportunities for SES in China.

10.4.	Provide strategic guidance to the SES China leadership team.

10.5.	Assist from time to time the SES China management team in key high-level meetings as required for successful implementation of the China business plan.

Schedule 2 – Terms of Incentive Warrants

The Incentive Warrants shall be granted to CVE or its nominee in accordance with the following terms and conditions:

(a)	A warrant to purchase up to 1,200,000 shares of the common stock of SES with an exercise price of $1.50 shall be granted on within five days of the Effective Date and become vested and fully exercisable on and after 31 December 2013.

(b)	A warrant to purchase up to 1,200,000 shares of the common stock of SES with an exercise price of $1.50 shall be granted on or before 15 February 2014 and become vested and fully exercisable on and after 31 December 2014. If the Agreement is terminated prior to 15 February 2014, the warrant contemplated by this subsection (b) shall not be issued to CVE.

The aforesaid warrants may be exercised at any time after they become vested and before the date which is five years after the date of issue but shall then expire if not exercised.

Such warrants may only be exercised and such shares may only be disposed of in compliance with law, regulation, the rules of any applicable stock exchange and any internal guidelines of SES applicable to senior management generally.

Schedule 3 – SIP and JV

Provided that it is expressly anticipated in the SES China business plan or has been otherwise agreed in writing (in the form attached hereto as Schedule 4) in advance by the SES CEO, CVE shall seek to identify and secure a strategic investment partner (“SIP”) with which SES China or SES or their respective Affiliates may form a joint venture (“JV”) for the use in China of SES’ U Gas technology to create value for SES. The SIP must be specifically listed in Schedule 4 or 5 before it will be considered to be a SIP for purposes of this Agreement.

Schedule 4 – Agreed Potential Source of Capital/Approved SIPs

Set forth below is a list of (i) potential sources of Capital and (ii) SIPs for which CVE will be eligible to receive a Capital Success Fee and/or Incentive Shares or Carried Interest Amount, as applicable, under the terms and conditions of the Agreement. This list may be supplemented from time to time by the mutual written agreement of SES and CVE. Within five business days of the termination of the Agreement, SES and CVE shall agree as to which of the parties named below shall not be subject to the Tail. Other than such parties mutually agreed by SES and CVE to be excluded from the Tail, all other parties named below shall then be listed on Schedule 5 to the Agreement.

This Schedule 4 is hereby attached to, incorporated by reference in and made a part of the Consulting Services Agreement between Synthesis Energy Systems, Inc. and Crystal Vision Energy Limited effective as of January 1, 2013.

IN WITNESS WHEREOF, the Parties have caused this Schedule 4 to be executed by their duly authorized representatives.

Synthesis Energy Systems, Inc	Crystal Vision Energy Limited

By:	By:
Name:	Name:
Title:	Title:

Schedule 5 – Form of Written Agreement for Tail

Set forth below is a list of third party sources of Capital and SIPs for which CVE will be eligible to receive a Capital Success Fee and/or Incentive Shares and Carried Interest Amount, as applicable, under the terms and conditions of this Agreement.

•

This Schedule 5 is hereby attached to, incorporated by reference in and made a part of the Consulting Services Agreement between Synthesis Energy Systems, Inc. and Crystal Vision Energy Limited effective as of January 1, 2013.

IN WITNESS WHEREOF, the Parties have caused this Schedule 5 to be executed by their duly authorized representatives as of                 , 2013.

Synthesis Energy Systems, Inc	Crystal Vision Energy Limited

By:	By:
Name:	Name:
Title:	Title:

Schedule 6 – Terms of China Services Funding

The China Services Funding shall consist of the investment by CVE or its nominee of between $300,000 and $1,000,000 in SES in accordance with the following terms and conditions:

(a)	the investment will be a subscription for new shares of the common stock of SES;

(b)	the shares of common stock of SES shall be issued at a price equal to 80% of the volume weighted average common stock price of SES on the NASDAQ Stock Market over the three months prior to such subscription; and

(c)	a number of warrants to purchase an equal number of shares of the common stock of SES so subscribed by the aforesaid investment shall be granted to the subscriber(s)with an exercise price equal to the volume weighted average common stock price of SES on the NASDAQ Stock Market over the three months prior to such grant.

The aforesaid warrants may be exercised at any time before the date which is five years after the date of issue but shall then expire if not exercised.

Such warrants may only be exercised and such shares may only be disposed of in compliance with law, regulation, the rules of any applicable stock exchange and any internal guidelines of SES applicable to senior management generally.